EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Feb. 1, 2013 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended December 31, 2012 was $725,000, or $0.26 per diluted share, an increase of $140,000 from the fourth quarter of 2011. Net interest income was approximately $2.5 million during each of the respective three month periods ended December 31, 2012 and 2011. Non-interest income for the December 31, 2012 quarter increased by $450,000 compared to the December 31, 2011 quarter due primarily to an increase in commissions earned on brokered loans and an increase in gains on loans sold. For the year ended December 31, 2012, the Company reported net income of $2.5 million, or $0.90 per diluted share, compared to net income of $2.1 million, or $0.70 per diluted share for the year ended December 31, 2011.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "Upon completing a successful and profitable 2012, the Board and management of Louisiana Bancorp, Inc. look forward to the opportunities that the new year will present. We have benefitted from the conservative operating strategies and capital management philosophy that has been the cornerstone of our business model over the past five years. The best reflection of these principles is found in the growth of our tangible book value per share, which increased during 2012 by $1.13 to $18.79.

Total assets were $311.9 million at December 31, 2012, a decrease of $1.3 million compared to December 31, 2011. During the previous twelve month period, cash and cash equivalents decreased by $16.9 million to $10.6 million at December 31, 2012. At December 31, 2011, the Company's cash position was higher than normal due to a timing difference between the cash flows provided from maturing investments and their reinvestment in January 2012. Total securities available-for-sale were $12.1 million at December 31, 2012, a decrease of $10.6 million compared to December 31, 2011. Total securities held-to-maturity increased by $7.9 million during the year, to $67.4 million, at December 31, 2012. This increase in securities held-to-maturity was primarily due to the purchase of $27.4 million in US Agency issued CMOs and $4.0 million in US Agency issued mortgage-backed securities. These purchases were partially offset by $23.3 million in repayments of principal on mortgage-backed securities and CMOs. Net loans receivable were $213.2 million at December 31, 2012, an increase of $17.5 million, or 9.0%, compared to December 31, 2011. During the year ended December 31, 2012, our first mortgage loans secured by single family residential loans increased by $1.8 million, our funded home equity loans and lines increased by $7.8 million, our loans secured by multifamily residential collateral increased by $3.1 million, and our first mortgage loans secured by non-residential commercial real estate increased by $6.3 million.

Total deposits were $196.2 million at December 31, 2012 compared to $194.3 million at December 31, 2011. Non-interest bearing deposits increased during the twelve month period by $4.6 million, to $14.3 million, and interest-bearing deposits decreased by $2.7 million, to $181.9 million. Total Federal Home Loan Bank advances and other borrowings were $53.5 million at December 31, 2012, a decrease of $3.7 million from December 31, 2011.

Total shareholders' equity was $56.7 million at December 31, 2012, a decrease of $814,000 from December 31, 2011. During the twelve months ended December 31, 2012, the Company acquired 319,868 shares of its common stock at a total cost of $5.2 million pursuant to its repurchase plans. Additionally, the Company reissued 80,149 shares of treasury stock with an average cost basis of $1.1 million, following the exercise of stock options by several directors and a former employee. The resulting net effect of these transactions on our treasury stock during the year ended December 31, 2012 was an increase of $4.1 million. The increase in our treasury stock during 2012 was partially offset by net income of $2.5 million, and the release of 44,984 shares held by the Company's Recognition and Retention Plan Trust, with a total cost basis of $567,000, which became vested and were released to plan participants during 2012. The Bank's tier 1 leverage ratio was 14.03% at December 31, 2012 compared to 15.00% at December 31, 2011. This decrease in the Bank's Tier 1 leverage ratio was primarily due to a $6.0 million dividend paid by the Bank to the Company during the fourth quarter of 2012. Tier 1 risk-based capital and total risk-based capital at the bank level were 25.39% and 26.50%, respectively, at December 31, 2012, and 29.32% and 30.38%, respectively, at December 31, 2011.

Net interest income was approximately $2.5 million during the fourth quarter of 2012 and the fourth quarter of 2011. During the fourth quarter of 2012, interest income was $3.4 million, a decrease of $235,000 compared to the fourth quarter of 2011. This decrease in interest income between the respective quarterly periods was primarily due to a 32 basis point decrease in the average yield on our interest-earning assets.  The average yield on our interest-earning assets was 4.40% and 4.72%, respectively, for the quarterly periods ended December 31, 2012 and 2011. Interest income on loans receivable was $2.7 million during the fourth quarter of 2012, a decrease of $24,000 compared to the fourth quarter of 2011. The average balance of our loans receivable increased by $19.4 million during the fourth quarter of 2012 compared to the fourth quarter of 2011; however, the average yield on loans receivable decreased by 56 basis points between the respective quarterly periods. This decrease in average yield was primarily due to record low interest rates on residential mortgage loans originated during the period, and the repayment of certain relatively higher yielding seasoned mortgage loans in our portfolio as customers refinanced their mortgage loans in the current interest rate environment. The average balance of our mortgage-backed securities and CMOs increased by $11.1 million while the average yield on these securities decreased by 127 basis points during the fourth quarter of 2012 compared to the fourth quarter of 2011, resulting in a decrease of $126,000 in interest income earned on mortgage-backed securities and CMOs. Interest income on investment securities during the fourth quarter of 2012 was $38,000, at an average yield of 2.38%, compared to $119,000, at an average yield of 1.69%, during the fourth quarter of 2011.

During the twelve months ended December 31, 2012, net interest income was $10.0 million, an increase of $186,000 compared to the twelve months ended December 31, 2011. Interest income was $14.1 million and $14.9 million, respectively, for the annual periods ended December 31, 2012 and December 31, 2011. This decrease in interest income was due to a $1.4 million decrease in the average balance of our interest-earnings assets, and a 22 basis point decrease in the average yield on interest-earning assets. Interest income on our loans receivable was $11.2 million for the year ended December 31, 2012 compared to $11.0 million for the year ended December 31, 2011. The average balance of our loans receivable increased by $22.5 million during the twelve months ended December 31, 2012 compared to the twelve months ended December 31, 2011. The benefit derived by this increase in the average balance of our loans was largely offset by a 54 basis point decrease in the average yield earned on our loans receivable. During 2012, the average balance of our mortgage-backed securities and CMOs increased by $16.1 million compared to 2011, while the average yield of our mortgage-backed securities and CMOs decreased by 135 basis points, resulting in a decrease in interest income of $387,000. The Company earned $151,000 on an average investment securities portfolio of $6.8 million during 2012 compared to $694,000 on an average investment securities portfolio $43.7 million during 2011.

Total interest expense was $922,000, with our interest-bearing liabilities having an average cost of 1.54%, during the fourth quarter of 2012, compared to $1.2 million and an average cost of 1.93% for the fourth quarter of 2011. The average rate paid on interest-bearing deposits was 1.02% during the quarter ended December 31, 2012, a decrease of 29 basis points from the quarter ended December 31, 2011. Interest expense on borrowings was $456,000 at an average cost of 3.15% during the fourth quarter of 2012, and $562,000 at an average cost of 3.84% during the fourth quarter of 2011.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.86% for the fourth quarter of 2012, compared to 2.79% for the fourth quarter of 2011. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.20% for both three month periods ended December 31, 2012, and December 31, 2011.

Total interest expense for the year ended December 31, 2012 was $4.2 million, a decrease of $942,000 compared to the year ended December 31, 2011. Average interest-bearing liabilities were $244.8 million during 2012, compared to $245.9 million during 2011. The average cost of our interest-bearing liabilities was 1.71% for the twelve months ended December 31, 2012, compared to 2.09% for the twelve months ended December 31, 2011. The net interest rate spread between our interest-earning assets and interest-bearing liabilities was 2.85% for 2012, an increase of 16 basis points compared to 2011. Our net interest margin increased by seven basis points to 3.21% for the year ended December 31, 2012 compared to 3.14% for the year ended December 31, 2011.

The Company recorded a provision for loan losses of $20,000 during the fourth quarter of 2012 compared to a $6,000 net recovery of its provision for loan losses during the fourth quarter of 2011. Our allowance for loan losses was $1.9 million at December 31, 2012, or 132.02% of our non-performing loans at such date.

For the years ended December 31, 2012 and December 31, 2011, our provisions for loan losses were $246,000 and $53,000, respectively. At December 31, 2012, total non-performing loans were $1.5 million, or 0.68% of total loans, and total non-performing assets were $2.1 million, or 0.67% of total assets. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.89% and 0.91%, respectively, at December 31, 2012 and 2011.

Non-interest income for the fourth quarter of 2012 was $781,000, an increase of $450,000 from the fourth quarter of 2011. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $213,000 during the fourth quarter of 2012, an increase of $64,000 from the comparable 2011 period. Gains on the sale of mortgage loans were $540,000 during the fourth quarter of 2012 compared to $160,000 during the fourth quarter of 2011. Other non-interest income was $28,000 and $22,000, respectively, for the three month periods ended December 31, 2012 and 2011.

For the years ended December 31, 2012 and 2011, total non-interest income was $2.1 million and $1.1 million, respectively. During 2012, customer service fees increased by $253,000, and gains on the sale of loans increased by $845,000 compared to the 2011 period. There were no securities sold during the year ended December 31, 2012, compared to the sale of $1.1 million in mortgage-backed securities which resulted in gains of $72,000 during the year ended December 31, 2011. Other non-interest income was $123,000 during 2012 and $88,000 during 2011.

Non-interest expense was $2.1 million for the quarter ended December 31, 2012 compared to $1.9 million for the quarter ended December 31, 2011. Salaries and employee benefits expense was $1.4 million during the fourth quarter of 2012, an increase of $180,000 compared to the fourth quarter of 2011. Occupancy expenses were $340,000 and $264,000 for the respective quarters ended December 31, 2012 and 2011. The increases in our salaries and employee benefits expense and our occupancy expenses were primarily due to the staffing and operating expenses associated with our new full service branch, which opened in May 2012.  At December 31, 2012, the Company had 71 full-time equivalent employees compared to 63 full-time equivalent employees at December 31, 2011. The Louisiana bank shares tax was $44,000 during the fourth quarter of 2012, a decrease of $29,000 compared to the fourth quarter of 2011. This decrease was primarily due to modifications to the assessment formula used by the taxing authority. FDIC deposit insurance premiums were $38,000 for both quarterly periods ended December 31, 2012 and 2011. The net cost associated with our OREO operations was $4,000 and $3,000, respectively, for the quarters ended December 31, 2012 and 2011. Advertising expenses were $79,000 and $38,000, respectively, and other non-interest expenses were $227,000 and $295,000, respectively, for the quarters ended December 31, 2012 and 2011.

Total non-interest expense for the year ended December 31, 2012 and 2011 was $8.0 million and $7.5 million, respectively. Salaries and employee benefits expense was $5.1 million and $4.6 million, respectively, for the twelve month periods ended December 31, 2012 and 2011. Occupancy expenses were $1.3 million and $1.1 million, and our Louisiana bank shares tax was $218,000 and $230,000 for the respective annual periods ended December 31, 2012 and 2011. Staffing and operating costs increased primarily as a result of the opening of the new full-service branch in the second quarter of 2012.  The Bank's FDIC deposit insurance premiums were $152,000 for 2012, a decrease of $14,000 compared to 2011. The net cost of OREO operations during 2012 was $103,000, a $210,000 reduction compared to 2011. Total OREO charge-offs were $80,000 in 2012 compared to $279,000 in 2011. Advertising expenses increased by $98,000 during 2012 compared to 2011 due primarily to our marketing campaigns associated with our new branch opening and promotional efforts related to the development of our checking account products. Other non-interest expenses were $914,000 for 2012, a decrease of $10,000 compared to the 2011.

Income tax expense was $394,000 based on pre-tax income of $1.1 million during the fourth quarter of 2012 compared to income tax expense of $308,000 on pre-tax income of $893,000 during the fourth quarter of 2011.

For the year ended December 31, 2012, the Company recorded income tax expense of $1.3 million, an increase of $186,000 from the year ended December 31, 2011. This increase in income tax expense was primarily due to an increase in pre-tax income of $576,000 between the respective annual periods.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2012	2011
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 311,862	$ 313,128
Cash and cash equivalents	10,646	27,589
Securities available-for-sale
Investment securities	6,384	12,394
Mortgage-backed securities & CMOs	5,755	10,356
Securities held-to-maturity
Investment securities	--	--
Mortgage-backed securities & CMOs	67,454	59,581
Loans receivable, net	213,159	195,632
Deposits	196,206	194,326
FHLB advances and other borrowings	53,454	57,113
Shareholders' equity	56,706	57,520

Book Value per Share	$ 18.79	$ 17.66

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,375	$ 3,610	$ 14,146	$ 14,902
Total interest expense	922	1,160	4,196	5,138
Net interest income	2,453	2,450	9,950	9,764
Provision for (Recovery of) loan losses	20	(6)	246	53
Net interest income after provision (recovery) for loan losses	2,433	2,456	9,704	9,711
Total non-interest income	781	331	2,148	1,087
Total non-interest expense	2,095	1,894	8,003	7,525
Income before income taxes	1,119	893	3,849	3,273
Income taxes	394	308	1,342	1,156
Net income	$ 725	$ 585	$ 2,507	$ 2,117

Earnings per share:
Basic	$ 0.28	$ 0.21	$ 0.95	$ 0.73
Diluted	$ 0.26	$ 0.20	$ 0.90	$ 0.70
Weighted average shares outstanding
Basic	2,530,688	2,721,339	2,633,317	2,902,747
Diluted	2,676,708	2,854,830	2,774,839	3,028,033

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011

Selected Operating Ratios (1):
Average yield on interest-earning assets	4.40%	4.72%	4.56%	4.78%
Average rate on interest-bearing liabilities	1.54%	1.93%	1.71%	2.09%
Average interest rate spread (2)	2.86%	2.79%	2.85%	2.69%
Net interest margin (2)	3.20%	3.20%	3.21%	3.14%
Average interest-earning assets to average interest-bearing liabilities	127.83%	127.21%	126.67%	126.66%
Net interest income after provision for loan losses to non-interest expense	116.13%	129.67%	121.25%	129.05%
Total non-interest expense to average assets	2.66%	2.42%	2.52%	2.36%
Efficiency ratio (3)	64.78%	68.10%	66.15%	69.35%
Return on average assets	0.92%	0.75%	0.79%	0.66%
Return on average equity	5.17%	4.11%	4.42%	3.59%
Average equity to average assets	17.78%	18.19%	17.85%	18.48%

	At or For the Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,
Asset Quality Ratios (4):	2012	2012	2012	2012
Non-performing loans as a percent of total loans receivable (5) (6)	0.68%	0.33%	0.52%	0.53%
Non-performing assets as a percent of total assets (5)	0.67%	0.42%	0.55%	0.60%
Allowance for loan losses as a percent of non-performing loans	132.02%	267.83%	160.87%	160.31%
Allowance for loan losses as a percent of total loans receivable (6)	0.89%	0.88%	0.84%	0.85%
Net charge-offs during the period to average loans receivable (6) (7)	0.01%	0.00%	0.00%	0.05%

Capital Ratios (4):
Tier 1 leverage ratio	14.03%	15.24%	14.90%	14.86%
Tier 1 risk-based capital ratio	25.39%	28.21%	27.83%	28.86%
Total risk-based capital ratio	26.50%	29.33%	28.89%	29.89%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190